Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Diversified Real Estate Trust, Inc.:

We consent to the use of our report dated March 15, 2012, with respect to the consolidated balance sheets of Inland Diversified Real Estate Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and other comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the related financial statement schedule III, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

August 3, 2012